UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 29, 2002

U.S. PLASTIC LUMBER CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-23855	87-0404343

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 W. Glades Road, Suite 440 W.
Boca Raton, Florida 33431

(Address of principal executive offices)

(561) 394-3511

(Registrant’s telephone number,
including area code)

Not Applicable

(Former name or former address,
if changed since last report)

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE
ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURE
EXHIBIT INDEX
1st Amendment,Forbearance & Modification Agreement
Second Supplemental Forbearance Agreement
Letter Agreement dated June 5, 2002
Letter Agreement dated June 7, 2002
Termination Agreement
Amended & Restated Purchase Agreement
Commitment Letter
Letter Agreement dated May 29, 2002
Warrant dated December 1, 2000
Warrant dated June 1, 2001
Amendment to Convertible Debenture
Press Release dated June 17, 2002

     References to “USPL,” the “Company,” “we,” “us” and “our” in this Current Report refer to U.S. Plastic Lumber Corp. and its subsidiaries and predecessors unless the context of the description indicates otherwise.

FORWARD LOOKING STATEMENTS

     Certain statements and information included in this Current Report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this Current Report, the words or phrases “will”, “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimated”, “projected”, “intends to” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to failure to comply with principal obligations and covenants in debt and other agreements, the ability to obtain adequate financing on commercially acceptable terms, economic conditions, changes in law or regulations, failure to comply with Nasdaq’s requirements for continued listings of our common stock, demand for our products and services, newly developing technologies, conflicts of interest in related party transactions, regulatory matters, protection of technology, lack of industry standards, the effects of competition with entities with greater financial resources than those possessed by us, and stockholder dilution. Such factors could materially adversely affect our financial performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed within this Current Report. Additional discussion of such factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in our filings with the Securities and Exchange Commission.

ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE

     The following summary of certain agreements entered into by us is qualified in its entirety by reference to these agreements, attached to this current report on Form 8-K as Exhibits 10.1 – 10.8.

Execution of First Amendment to Forbearance and Modification Agreement Regarding Master Credit Facility

     We previously reported in a current report on Form 8-K that, on March 18, 2002, we entered into a Forbearance and Modification Agreement, dated as of February 28, 2002, with General Electric Capital Corporation and the other participants in the master credit facility (the “GE Lending Group”). On June 5, 2002, the GE Lending Group and we signed the First Amendment to the Forbearance and Modification Agreement, dated as of May 30, 2002 (the “Amendment”), attached to this current report as Exhibit 10.1.

     The Amendment (i) extends the forbearance period until the earlier of July 31, 2002 or the closing of the sale of Clean Earth, Inc., our subsidiary (“Clean Earth”), and (ii) increases the forbearance fee from 1% to 2% of the obligations outstanding under the master credit facility as of the date of the sale of Clean Earth. The forbearance fee will be due and payable in full on August 1, 2002, regardless of the date of the closing of the sale of Clean Earth.

Execution of Second Supplemental Forbearance Agreement Regarding Senior Credit Facility

     In previously filed current reports on Form 8-K we reported that, on December 12, 2001, we executed a Forbearance Agreement, effective as of November 14, 2001 (the “Forbearance Agreement”), with the banks participating in the senior credit facility (“Senior Lenders”), which was amended by the Supplemental Forbearance Agreement, effective as of April 12, 2002.

     On June 14, 2002, we entered into a Second Supplemental Forbearance Agreement (the “Second Amendment”) with the Senior Lenders, attached to this current report as Exhibit 10.2, effective as of May 31, 2002. The Second Amendment amends the Supplemental Forbearance Agreement to, among other things, extend the forbearance period through August 31, 2002. Such extension defers our payments under the senior credit facility, including, but not limited to, a $2.5 million principal payment that is due on June 30, 2002 and the payment of the total outstanding balance of the senior credit facility that is due on July 1, 2002. Under the terms of the Second Amendment, forbearance defaults include, but are not limited to, the following:

•	Our failure to comply with any provision of additional agreements under the Supplemental Forbearance Agreement and the Second Amendment.

•	Our failure to deliver to the administrative agent, on or prior to June 14, 2002, (i) a definitive purchase agreement for the sale of Clean Earth on terms and subject to conditions reasonably satisfactory to the Senior Lenders (it being understood that the form of the purchase agreement delivered to the Senior Lenders on June 13, 2002 was satisfactory to them); (ii) an agreement from the GE Lending Group, pursuant to which the master credit facility will be restructured on terms (including required amortization) satisfactory to the Senior Lenders, in their sole discretion, in exchange for a payment of not more than $500,000 upon the closing of the sale of Clean Earth; and (iii) an agreement from Halifax Fund, L.P. (“Halifax”), pursuant to which Halifax agrees to a restructuring of its existing subordinated debt on terms satisfactory to the Senior Lenders, in their sole discretion, in exchange for a payment of not more than $2.5 million upon the closing of the sale of Clean Earth.

•	At any time after the execution and delivery of the purchase agreement for the sale of Clean Earth, the failure of such purchase agreement to be in full force and effect; or the determination by any party to the purchase agreement that it will not proceed with the sale of Clean Earth or the failure of such party to work diligently toward the completion of the sale of Clean Earth; or our failure to distribute to our stockholders, on or before August 12, 2002, a proxy statement for the approval of the sale of Clean Earth (which statement will be reasonably satisfactory to the Senior Lenders).

     As additional consideration for the forbearance, we agreed to enter into additional agreements under the terms of the Second Amendment, to (i) pay $303,258.22 of the interest which was due on May 31, 2002 under the senior credit facility on the earlier of (x) the closing date of the sale of Clean Earth or (y) to the extent that any funds are received in connection with the contract for the project known as Remedial Action for Pennsylvania Avenue Landfill located in Brooklyn, New York, on the date of receipt of such funds; and (ii) permit the lender’s financial consultant to participate in our discussions and negotiations with Halifax and the GE Lending Group.

     Under the terms of the Second Amendment, the Senior Lenders consented to the sale of Clean Earth provided such sale is consummated substantially in accordance with the form of the purchase agreement for the sale of Clean Earth delivered to the Senior Lenders on June 13, 2002.

Restructuring of Debentures held by Halifax Fund, LP

     We previously reported in a current Form 8-K that we had issued to Halifax a 5% convertible debenture and a 25% convertible debenture (collectively, “Halifax Debentures”). On June 5, 2002,

pursuant to a letter agreement, attached hereto as Exhibit 10.3, we and Halifax agreed in principal to restructure all of the securities held by, and liabilities owed to, Halifax subject to the execution of definitive agreements and the consummation of the sale of Clean Earth. Set forth below are the key terms to the restructuring of Halifax’ securities:

•	Halifax Debentures will be terminated or amended and restated as set forth below.

•	The common stock resulting from the conversion of the Series D Preferred Stock previously owned by Halifax will be canceled.

•	All default charges, fees and penalties will be waived by Halifax.

•	Halifax will release us from any action Halifax has against us relative to Halifax Debentures or the Series D Preferred Stock.

•	Halifax will release its second lien on all of our assets that are being transferred in connection with the sale of Clean Earth and all of the assets of Clean Earth and its subsidiaries. Halifax will retain its second lien on the balance of our assets, subject to limited exceptions.

•	At the closing of the sale of Clean Earth, Halifax will be paid $2.5 million in cash.

•	At the closing of the sale of Clean Earth, we will issue Halifax a 10% subordinated convertible debenture in the principal amount of $2.8 million. This debenture will be for a term of three years. During the first two years, the interest will be paid in kind. During the third year, the interest will be paid in cash. The debenture will be convertible in shares of our common stock in the following manner: $933,333.33 will be convertible at $0.75 per share, $933,333.33 will be convertible at $1.00 per share and $933,333.33 will be convertible at $1.25 per share.

•	At the closing of the sale of Clean Earth, we will issue Halifax a 10% subordinated note in the principal amount of $5.6 million. The note will be for a term of three years. During the first two years, the interest will be paid in kind. During the third year, the interest will be paid in cash. This note will not be convertible.

•	We and Halifax will negotiate a limitation on our ability to incur senior debt based upon a ratio of total senior debt to total assets.

     On June 7, 2002, pursuant to an additional letter agreement, attached hereto as Exhibit 10.4, Halifax agreed that it will, among other things, subject to the execution of definitive agreements related to the restructuring of all of the securities held by Halifax, waive any and all defaults that may arise under, or relate to, the convertible debenture purchase agreements between us and Halifax, Halifax Debentures and all other related documents, instruments and agreements, solely as a result of the sale of Clean Earth.

Termination of Common Stock Purchase Agreement with Fusion Capital Fund II, LLC

     We previously reported in a current report on Form 8-K that we had entered into the common stock purchase agreement (the “Fusion Purchase Agreement”) with Fusion Capital Fund II, LLC (“Fusion Capital”). The Fusion Purchase Agreement, which was subsequently amended, provided for Fusion

Capital’s purchase of up to $6.0 million of our common stock subject to increase, at our discretion, by an additional $6.0 million tranche. The Fusion Purchase Agreement established what is sometimes termed an equity line of credit or an equity drawdown facility. To date, no shares were sold to Fusion Capital pursuant to the Fusion Purchase Agreement, however, Fusion Capital received 200,000 shares of our common stock as consideration for entering into the Fusion Purchase Agreement and a warrant to purchase 100,000 shares of our common stock.

     On June 4, 2002, we entered into a Termination Agreement with Fusion Capital, attached hereto as Exhibit 10.5, which terminated the Fusion Purchase Agreement and the agreements entered into in connection with the Fusion Purchase Agreement effective June 4, 2002. Certain provisions of the Fusion Purchase Agreement, including, but not limited to, our representations and warranties and those of Fusion Capital as well as indemnification provisions survive the termination of the Fusion Purchase Agreement.

Amendment to the Agreement Regarding the Sale of Clean Earth

     On June 14, 2002, we entered into an Amended and Restated Purchase Agreement (“Purchase Agreement”), attached hereto as Exhibit 10.6, to sell Clean Earth to CEI Holding Corporation (“Purchaser”), a corporation recently formed by Eos Partners, L.P. and BancAmerica Capital Investors (two private equity investment groups that collectively manage over $2.5 billion of capital), and CEI Acquisition Corp. (“Purchaser Sub”) (the “Clean Earth Sale Transaction”).

     The following is a brief description of the material business terms of the Clean Earth Sale Transaction.

     The purchase price that we will receive in the Clean Earth Sale Transaction consists of: $45.0 million in cash, subject to certain adjustments, and a 5.0% subordinated promissory note issued by Purchaser in the original principal amount of $3.5 million with a maturity date on the ten-year anniversary date of the closing date of the Clean Earth Sale Transaction, subject to certain adjustments and rights of set-off.

     The cash portion of the purchase price described above is subject to the following adjustments as of the closing of the Clean Earth Sale Transaction:

•	if the Estimated Adjusted Long-Term Debt (as defined in the Purchase Agreement) is greater or less than $5.5 million, the cash portion of the purchase price will be decreased or increased by the amount of the difference; and

•	if the Estimated AWC (adjusted working capital) (as defined in the Purchase Agreement) of Clean Earth and its subsidiaries on a consolidated basis on the closing date, is (i) less than $10.0 million, the cash portion of the purchase price will be reduced by the amount of the deficiency and (ii) greater than $12.5 million, the cash portion of the purchase price will be increased by the amount of the difference.

     In addition, there may be additional adjustments to the purchase price based upon a final audited closing date balance sheet to be delivered after the closing of the Clean Earth Sale Transaction if the amount of outstanding obligations and adjusted working capital set forth on the final audited closing date balance sheet differ from the amounts of such items set forth on the estimated closing date balance sheet.

     The adjustments for a reduction in the purchase price after the closing, if any, will be first paid to Purchaser out of the $1.0 million escrow. Downward adjustments in the purchase price, if any, in excess of $1.0 million will be paid to Purchaser, at Purchaser’s option, by wire transfer by us of immediately available funds or by the offset against, mandatory retirement or reduction of Purchaser’s obligations under the $3.5 million note delivered to us at the closing, on a dollar-for-dollar basis.

     The cash portion of the purchase price is also subject to reduction at closing by an amount equal to the aggregate amount of all Defaulted Obligations (as defined in the Purchase Agreement) estimated to be outstanding assuming the occurrence of the closing. If the cash portion of the purchase price is reduced due to such Defaulted Obligations, Purchaser will deliver a promissory note with respect to each Defaulted Obligation (each, a “D.O. Note”) to us at the closing in the principal amount equal to such reduction payable on such terms and at such date or dates as the obligation giving rise to the reduction would have been payable by Clean Earth or its subsidiary had the default not occurred. There may be additional adjustments to the purchase price and the amount of the related D.O. Note based upon a final audited closing date balance sheet to be delivered after the closing if the amount of Defaulted Obligations set forth on the final audited closing date balance sheet differs from the amount of Defaulted Obligations set forth on the estimated closing date balance sheet upon which the adjustments at closing were made.

     On or prior to the closing date, we will also transfer all licenses and trademarks relating to the assets, business and operations of Clean Earth or any of its subsidiaries from U.S. Plastic Lumber IP Corporation, our wholly-owned subsidiary, to Clean Earth without any cost, expense or fees payable by Clean Earth, any of its subsidiaries, or Purchaser or Purchaser Sub.

     We will keep the following assets and not transfer these assets as part of the Clean Earth Sale Transaction: the receivables related to (i) the Assignment Agreement dated as of May 21, 2000 between us and Interstate Industrial Corp. related to claims for payment of Clean Earth and its subsidiaries pursuant to the Joint Venture Agreement dated December 31, 1997 between Interstate Industrial Corp. and us, and (ii) claims for payment of Clean Earth and its subsidiaries pursuant to the Quakertown Founding Site Agreement dated December 1998 between Integrated Technical Services, a subsidiary of Clean Earth, and the Pennsylvania Department of Environmental Protection.

     The obligation of Purchaser and Purchaser Sub to consummate the Clean Earth Sale Transaction is subject to certain conditions, including, but not limited, to the following:

•	the accuracy of our and Clean Earth’s representations and warranties and the satisfaction of all conditions on our and Clean Earth’s part to be performed on or before closing;

•	the receipt by Purchaser or Purchaser Sub of senior secured financing of at least $37.0 million (consisting of a term loan and a revolving credit facility) from a syndicate of institutional lenders led by Bank of America (or an affiliate thereof) in accordance with a written commitment from Bank of America reasonably satisfactory to Purchaser and Purchaser Sub;

•	the receipt by Purchaser and Purchaser Sub of specified third party consents;

•	no material adverse effect on the financial condition, properties, business, operations, assets or results of operations of Clean Earth and its subsidiaries has occurred since the date of the Purchase Agreement;

•	our stockholders’ approval of the Clean Earth Sale Transaction;

•	the receipt by Purchaser and Purchaser Sub of certain of Clean Earth’s and its subsidiaries’ financial statements, reports and documents in the timeframes set forth in the Purchase Agreement and the adjusted working capital set forth in certain of these documents must be at least $7.0 million;

•	the receipt of Purchaser and Purchaser Sub of a true and complete copy of an opinion dated as of the date of the Purchase Agreement rendered by our board of director’s financial advisor to the effect that, as of the date of the Purchase Agreement, and based upon the assumptions and limitations stated in such opinion, the consideration that will be paid to us in the Clean Earth Sale Transaction is fair and reasonable to us and to the holders of our common stock from a financial point of view; and

•	Purchaser’s receipt of written agreements of the parties under our Credit Agreement dated as of June 30, 2000 and of Halifax under the Halifax Documents (as defined in the Purchase Agreement), in each case to release their liens on the shares and assets of Clean Earth and its subsidiaries.

     Our obligation to consummate the Clean Earth Sale Transaction is subject to various conditions, including, but not limited to, the approval of the Clean Earth Sale Transaction by the holders of a majority of our outstanding common stock, the receipt of specified third party consents, the accuracy of Purchaser’s and Purchaser Sub’s representations and warranties and the satisfaction of all conditions on Purchaser’s and Purchaser Sub’s part to be performed on or before closing, termination of our obligations under certain guaranties and financial assurances described in the Purchase Agreement and the Substitution Agreement (as defined in the Purchase Agreement) being effective as of the closing of the Clean Earth Sale Transaction.

     Pursuant to the Purchase Agreement we agreed that for a period of three years following the closing, we would not, and cause our subsidiaries not to, among other things, (i) partake in certain activities which would compete with Clean Earth or any of its subsidiaries’ business, or (ii) solicit for employment any employee of Clean Earth or any of its subsidiaries during such employee’s employment by Clean Earth or any of its subsidiaries or, subject to certain exceptions, after such employment, or (iii) employ as a consultant any employee of Clean Earth or any of its subsidiaries, during such employee’s employment by Clean Earth or any of its subsidiaries or, subject to certain exceptions, after such employment.

     The Purchase Agreement may be terminated at any time prior to the closing as follows:

•	by the mutual written consent of us, Purchaser and Purchaser Sub;

•	by Purchaser and Purchaser Sub if there has been a material adverse effect on the financial condition, properties, business operations, assets, or results of operations of Clean Earth, and its subsidiaries, taken as a whole between the date of the Purchase Agreement and the closing date;

•	by Purchaser and Purchaser Sub acting together if any of the conditions precedent of Purchaser and Purchaser Sub to closing have not been satisfied as of the closing date or if the satisfaction of any such condition precedent is or becomes impossible (other than through the failure of Purchaser or Purchaser Sub to fully comply with its obligations under the Purchase Agreement) and Purchaser and Purchaser Sub have not waived such condition on or before the closing date;

•	by us and Clean Earth acting together if any of our conditions precedent to closing have not been satisfied as of the closing date or if the satisfaction of any such condition precedent is or becomes impossible (other than through the failure of us or Clean Earth to fully comply with its obligations under the Purchase Agreement) and we and Clean Earth have not waived such condition on or before the closing date;

•	by either Purchaser and Purchaser Sub acting together, on the one hand, or us and Clean Earth acting together, on the other hand, if the closing is not effected on or prior to (i) September 13, 2002 (subject to (ii) below) (provided, that the failure to effect the closing by September 13, 2002 is not primarily due to acts, omissions or failure of the terminating party) or (ii) October 31, 2002 if the closing is not effected due solely to the failure of the special meeting of our stockholders to occur at any time during the period from the date of the Purchase Agreement up to (and including) the termination date (other than through the failure of us or Clean Earth to fully comply with its obligations under the Purchase Agreement);

•	by Purchaser and Purchaser Sub acting together, on the one hand, or us and Clean Earth acting together, on the other hand, if a material breach of any provision of the Purchase Agreement has been committed by the other and such breach has not been waived;

•	by Purchaser and Purchaser Sub acting together, if (i) we deliver a stockholder update letter to Purchaser on or before the closing date or (ii) we or Clean Earth fail to comply with certain covenants related to cash management; or

•	by Purchaser and Purchaser Sub acting together, on the one hand, or us and Clean Earth acting together, on the other hand, if the special meeting of our stockholders occurs and our stockholders do not approve the Clean Earth Sale Transaction at the special meeting.

     Pursuant to the Purchase Agreement, we and Clean Earth have agreed that either of us will pay termination fees to Purchaser and Purchaser Sub of up to $1.25 million plus verifiable out-of-pocket expenses not to exceed $500,000, if the Purchase Agreement is terminated under circumstances described in the Purchase Agreement.

     All expenses incurred in connection with the Clean Earth Sale Transaction will be paid by the party incurring such expenses.

     The Purchase Agreement contains indemnification obligations for each party, subject to certain caps and limits described in the Purchase Agreement, related to matters including (i) any inaccuracy or breach of any representation or warranty in the Purchase Agreement or this proxy statement, (ii) a party’s failure to perform or observe fully any covenant, agreement or provision of the Purchase Agreement, or (iii) any claims relating to the enforcement of a party’s rights under the Purchase Agreement. In addition, we have agreed to indemnify Purchaser, Purchaser Sub, and Clean Earth for liabilities relating to certain environmental matters, certain lawsuits, brokers fees incurred in connection with Purchase Agreement, and our welfare plans. In addition, each of Purchaser, Purchaser Sub, and Clean Earth agreed to indemnify us for our liabilities and obligations (i) under specified guaranties or financial assurances and

(ii) arising subsequent to the closing of the Clean Earth Sale Transaction under the PNC Shareholder Guaranty (as defined in the Purchase Agreement).

Terms of $10.0 Million Line of Credit

     On June 14, 2002, the Senior Lenders under the senior credit facility and we entered into a commitment letter regarding the extension of the $10.0 million senior secured revolving credit facility (the “Facility”), attached hereto as Exhibit 10.7, subject to the satisfaction of certain conditions described below. The commitment of the Senior Lenders is subject to the satisfaction of various conditions including, but not limited to:

•	satisfaction of the Senior Lenders with the terms and conditions of the sale of Clean Earth, the use of the proceeds from such sale, and the consummation of such sale;

•	the negotiation, execution and delivery of a definitive amendment to, or amendment and restatement of, the senior credit facility;

•	no change, occurrence or development occurring after the date of the commitment letter that could have a material adverse effect on our business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects (on a consolidated basis);

•	the Senior Lenders not becoming aware after the date of the commitment letter of any information or other matter with respect to us or any of our subsidiaries which is inconsistent in a material and adverse manner with any information or other matter disclosed to the Senior Lenders prior to the date of the letter agreement;

•	agreement of the GE Lending Group that no amortization of principal will be required under the master credit facility for at least two years;

•	agreement of Halifax that all of its subordinated debt will bear interest at 10% payable in kind for two years and in cash thereafter and that all accrued interest will be forgiven at time of closing; and

•	all existing indebtedness on the debenture issued to Stout Partnership being converted to equity.

     The proceeds of the Facility will be used to provide ongoing financing for our working capital needs and general corporate purposes. The Facility will be secured by a first priority (subject to customary exceptions to be agreed upon) perfected security interest in (i) the capital stock of each of our subsidiaries and (ii) all our other present and future assets and properties and those of our subsidiaries, but excluding the options to purchase certain rights and interests in land located in Chicago, Illinois.

     At closing, the Senior Lenders will waive payment of $1.0 million of deferred interest and fees payable under our existing revolver subject to certain conditions contained in the Facility.

     Upon the sale of Clean Earth and the closing of the Facility (or the refinancing of the existing revolver), the Senior Lenders will release all guaranties and security granted by Clean Earth and its subsidiaries in connection with our existing revolver.

Terms of Conversion of Stout Partnership Convertible Debenture

     By a letter dated as of May 29, 2002, attached hereto as Exhibit 10.8, Stout Partnership and we agreed, subject to the receipt of the required stockholder approval and the completion of the Clean Earth Sale Transaction, to convert the $5.0 million convertible debenture issued to Stout Partnership (including accrued interest) (the “Stout Debenture”) into 19,935,808 shares of our common stock based upon the conversion price of $0.26 per share, which represents the lowest closing price during the four trading days prior to May 29, 2002, in accordance with the Convertible Debenture Purchase Agreement dated December 1, 2000. Stout Partnership also agreed to waive past defaults on the Stout Debenture. Stout Partnership agreed to convert the Stout Debenture into shares of our common stock even though such conversion was not required pursuant to the terms of the Stout Debenture because such conversion is a condition to our receipt of the $10.0 million line of credit from our Senior Lenders necessary to fund our operations upon completion of the Clean Earth Sale Transaction.

Resignation of Mr. Zitrin from our Board of Directors

     As of May 29, 2002, Roger Zitrin resigned from our board of directors due to health reasons.

Nasdaq National Market Delisting

     We previously reported in Form 10-Q that, on February 18, 2002, we received notice from Nasdaq that our stock may be delisted from the Nasdaq National Market because it has not maintained the minimum bid price of $1.00 over the last 30 consecutive trading days. In accordance with Nasdaq Marketplace Rules, we had 90 calendar days to regain compliance. In May 2002, we were notified by Nasdaq that we did not meet the Nasdaq maintenance criteria for continued listing due to the decline in our stock price and that our common stock would be delisted on May 24, 2002. We filed an application with Nasdaq to transfer our securities to the Nasdaq SmallCap Market, and the initiation of the delisting proceedings was stayed pending Nasdaq’s review of our application. On June 21, 2002, we were notified via telephone by our Nasdaq analyst that our application for listing on the Nasdaq SmallCap Market was approved and, effective June 25, 2002, our common stock will trade on the Nasdaq SmallCap Market. As a result of our listing on the Nasdaq SmallCap Market, we have until August 13, 2002 to regain compliance with the $1.00 bid price requirement. We may also be eligible for an additional 180 day grace period if we meet certain requirements. In addition, we can transfer back to the Nasdaq National Market if our bid price is $1.00 per share for 30 consecutive trading days by February 10, 2003 and we meet the other criteria for continued listing on the Nasdaq National Market. No assurance can be given as to whether we will be successful in maintaining our Nasdaq SmallCap listing or transferring back to the Nasdaq National Market.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial statements of businesses acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

(c) Exhibits.

The following exhibits are filed herewith:

S-K Item
Number	Description

10.1	First Amendment to Forbearance and Modification Agreement by and among U.S. Plastic Lumber Corp., U.S. Plastic Lumber Ltd., The Eaglebrook Group, Inc., General Electric Capital Corporation, The CIT Group/Equipment Financing, Inc., HSBC Business Credit (USA), Inc., People’s Capital and Leasing Corp., Safeco Credit Company, Inc., and Siemens Financial Services, Inc. dated as of May 30, 2002.

10.2	Second Supplemental Forbearance Agreement by and among U.S. Plastic Lumber Corp., Bank of America, N.A., LaSalle Bank National Association and Union Planters Bank National Association, dated as of May 31, 2002.

10.3	Letter Agreement by and between Halifax Fund, L.P. and U.S. Plastic Lumber Corp. dated as of June 5, 2002.

10.4	Letter Agreement by and between Halifax Fund, L.P. and U.S. Plastic Lumber Corp. dated as of June 7, 2002.

10.5	Termination Agreement by and between U.S. plastic Lumber Corp. and Fusion Capital Fund II, LLC dated as of June 4, 2002.

10.6	Amended and Restated Purchase Agreement among CEI Holding Corporation, CEI Acquisition Corp., Clean Earth, Inc. and U.S. Plastic Lumber Corp. dated as of June 14, 2002.

10.7	Commitment Letter from Bank of America, N.A. dated June 14, 2002.

10.8	Letter Agreement by and between U.S. Plastic Lumber and Stout Partnership dated May 29, 2002.

10.9	Warrant to purchase 250,000 shares of common stock issued to Stout Partnership dated December 1, 2000.

10.10	Warrant to purchase 250,000 shares of common stock issued to Stout Partnership dated June 1, 2001.

S-K Item
Number	Description

10.11	Amendment to Convertible Debenture Purchase Agreement between U.S. Plastic Lumber Corp. and Stout Partnership dated as of April 4, 2002.

99.1	Press Release dated June 17, 2002.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. PLASTIC LUMBER CORP. (Registrant)

Date: June 20, 2002	By:	/s/ Bruce C. Rosetto

Bruce C. Rosetto, Executive Vice President and General Counsel/Secretary

EXHIBIT INDEX

S-K Item
Number	Description

10.1	First Amendment to Forbearance and Modification Agreement by and among U.S. Plastic Lumber Corp., U.S. Plastic Lumber Ltd., The Eaglebrook Group, Inc., General Electric Capital Corporation, The CIT Group/Equipment Financing, Inc., HSBC Business Credit (USA), Inc., People’s Capital and Leasing Corp., Safeco Credit Company, Inc., and Siemens Financial Services, Inc. dated as of May 30, 2002.

10.2	Second Supplemental Forbearance Agreement by and among U.S. Plastic Lumber Corp., Bank of America, N.A., LaSalle Bank National Association and Union Planters Bank National Association dated as of May 31, 2002.

10.3	Letter Agreement by and between Halifax Fund, L.P. and U.S. Plastic Lumber Corp. dated as of June 5, 2002.

10.4	Letter Agreement by and between Halifax Fund, L.P. and U.S. Plastic Lumber Corp. dated as of June 7, 2002.

10.5	Termination Agreement by and between U.S. plastic Lumber Corp. and Fusion Capital Fund II, LLC dated as of June 4, 2002.

10.6	Amended and Restated Purchase Agreement among CEI Holding Corporation, CEI Acquisition Corp., Clean Earth, Inc. and U.S. Plastic Lumber Corp. dated as of June 14, 2002.

10.7	Commitment Letter from Bank of America, N.A. dated June 14, 2002.

10.8	Letter Agreement by and between U.S. Plastic Lumber Corp. and Stout Partnership dated May 29, 2002.

10.9	Warrant to purchase 250,000 shares of common stock issued to Stout Partnership dated December 1, 2000.

10.10	Warrant to purchase 250,000 shares of common stock issued to Stout Partnership dated June 1, 2001.

10.11	Amendment to Convertible Debenture Purchase Agreement between U.S. Plastic Lumber Corp. and Stout Partnership dated as of April 4, 2002.

99.1	Press Release dated June 17, 2002.